UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Sykes Enterprises, Incorporated

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Employee FAQ

June 18, 2021

Key Messages, Talking Points & FAQs

Sitel Group® Enters into Agreement to Acquire SYKES Enterprises

Background

On June 18, 2021, Sitel Group® and SYKES®, leaders in customer experience (CX) management and business process outsourcing (BPO), announced they have entered into a definitive agreement in which Sitel Group will acquire SYKES in an all-cash transaction valued at approximately $2.2 billion. The combined company will deliver significant value and return on investment through an integrated and diverse set of products and solutions.

This highly complementary combination will create a leading global BPO organization with a wide breadth and depth of service offerings, greater growth, strong client relationships and considerable opportunities for employees worldwide.

The combined company is expected to reach $4 billion+ revenue in 2021 and have 155,000+ employees working across the globe.

The proposed transaction was unanimously approved by both companies’ Boards of Directors and is expected to be completed in the second half of 2021. The transaction is subject to the approval of SYKES’s shareholders and customary closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other regulatory clearances.

Upon the close of the transaction, SYKES will become a privately held company and subsidiary of Sitel Group and its shares will cease trading on Nasdaq.

FAQs

1.	Who is Sitel Group®?

As a leading global provider of customer experience (CX) products and solutions, Sitel Group® empowers brands to build stronger relationships with their customers by creating meaningful connections that boost brand value. Inspired by each brands’ unique vision and goals, we ask “what if?” applying our expertise to create innovative solutions that reduce customer effort.

With 100,000 people around the globe – working from home or from one of our CX hubs – we securely connect best-loved brands with their customers over 4.5 million times every day in 50+ languages. Whether digital or voice-based, our solutions deliver a competitive edge across all customer touchpoints. Our award-winning culture is built on 35+ years of industry-leading experience and commitment to improving the employee experience.

EXP+™ from Sitel Group is a flexible solution with complete cloud capability, designed to simplify the delivery of end-to-end CX services, while boosting efficiency, effectiveness and customer satisfaction. EXP+ creates a robust ecosystem by harnessing the power of four connected product families: Empower, Engage, Explore and Evolve.

Learn more at www.sitel.com and connect with us on Facebook, LinkedIn and Twitter.

Mission

We believe every organization can build stronger brand engagement and drive long-term business growth by unlocking the power of customer experience (CX). Our mission is to empower brands to build stronger relationships with their customers by creating meaningful connections that boost brand value.

Engagement, we believe, is a direct outcome of the empathy created when teams – invested in the delivery of your brand promise – work with a deep understanding of your customers and their unique needs. By bringing people, data and technology together, we create compelling experiences for your customers in the moments that matter.

2.	What is the strategy behind the acquisition and how will customers benefit?

We believe the combination of these two companies will create significant value for our customers in the BPO space with the ability to address customer demands with a wide breadth of solutions and greater capacity.

We are well aware that our customers and prospects are seeking enhanced solutions including omnichannel, digital and automation that is built upon specialized human expertise across all facets of their business. The combined company will operate in 39 countries around the world, leveraging brick-and-mortar sites, hub and spoke, including the Sitel Group MAXhub model, and work from home/virtual to provide more capabilities for our combined customers while creating additional value from the extensive capabilities of both companies. This unique combination supports the dynamic products and solutions that customers expect in today’s fully digital and globally connected world.

3.	What will the combined company be named and where will it be headquartered?

The combined company will continue to be named Sitel Group® and headquartered in Miami, Florida.

4.	How will this acquisition benefit employees of both companies?

The combined company will immediately establish a $4 billion+ business focused on providing end-to-end customer experience capabilities across key verticals, delivering a wide breadth of solutions to customers. This gives businesses greater command of their CX strategy through any channel from around the world. While this is a huge win for our customers, it also creates new opportunities to further the careers of our employees resulting from a stronger combined company.

Consider the compelling value it brings:

•	More than 300+ SYKES customers and 400+ Sitel Group customers worldwide. This impressive customer roster includes:
• 75+ Fortune 500 customers from Sitel Group, 60+ from SYKES
•	A heritage of innovation and global thought leadership
•	A dedicated workforce focused on delivering value to customers around the world with innovative solutions and services to help customer digitize, modernize and automate
•	Enhanced opportunities throughout the company, enabling employees to further their careers by expanding roles, skill development and increased leadership opportunities
•	An opportunity to gain new expertise or maximize current abilities with recognized industry-leading technologies and best practices
•	Increased opportunities to work side-by-side with employees who are experts and thought leaders in our field, to focus on innovation and utilize creativity
•	The opportunity to work for a leading global company with significantly increased earnings capacity and the financial wherewithal to maintain a competitive compensation and benefits environment

5.	Who will be the CEO of the combined companies?

Sitel Group® President & Chief Executive Officer (CEO) Laurent Uberti is expected to continue leading the combined company. SYKES President & CEO Chuck Sykes will transition out after the transaction is complete. In addition to Laurent Uberti as CEO, Olivier Camino of Sitel Group will assume the role of Chief Operating Officer (COO).

6.	Who will be on the management team?

Leaders from both SYKES and Sitel Group will build an integration plan over the coming months with the intention of rapidly and successfully implementing that plan as soon as the transaction is complete. As both companies have done in the past, we will employ a balanced ‘best of both’ concept to fill each role in the new integrated organization.

7.	How many employees do SYKES and Sitel Group have worldwide and where are they located?

Currently, Sitel Group has just over 100,000 employees and SYKES has more than 58,000 employees worldwide. Sitel Group is headquartered in Miami, Florida and SYKES is headquartered in Tampa, Florida. SYKES operates in 21 countries and Sitel Group operates in 29 countries, for a combined total of 39 countries.

8.	How will this transaction impact me as an employee and what can I expect until the transaction is closed?

We expect this transaction will close in the second half of 2021. The integration plan would then be communicated, and implementation would begin. Until the pending acquisition receives all of the necessary approvals and is closed, each company will continue to operate independently. It is business as usual and our work should continue as it does today as we remain dedicated to delivering exceptional customer service, staying focused on our customer commitments, meeting our deadlines, and achieving our 2021 business plan.

9.	Will there be a reduction in workforce as a result of the acquisition?

There is no reduction in force planned at this time—it is business as usual. Leaders from both SYKES and Sitel Group will build an integration plan over the coming months with the intention of rapidly and successfully implementing that plan as soon as the transaction is complete. As both companies have done in the past, we will employ a balanced ‘best of both’ concept to fill each role in the new integrated organization. We believe that a combination of two strong organizations has the potential to lead to expanded employment and growth opportunities overall.

10.	Will there be changes to my salary, incentive/commission/bonus opportunities and benefits?

Until the transaction closes, it is business as usual. We will make no changes to compensation or benefit programs for employees, other than those that might occur in the normal course of business. During the integration planning process, we will create plans to ensure that the combined company compensation and benefit programs will be attractive and competitive in the geographies in which we compete.

11.	Will any employees be required to relocate?

Currently, both executive teams are focused on completing the initial steps of the acquisition. Until the transaction closes, it’s business as usual. No decisions have been made regarding employee relocation, but information will be shared about our plans at the appropriate time.

12.	What are the corporate cultures of SYKES and Sitel Group®?

There are many parallels and similarities between the SYKES and Sitel Group corporate cultures. Both employ a hybrid expansion strategy relying on acquisition and organic growth. Both organizations have rich heritages in the BPO industry, with SYKES being founded 40+ years ago and still managed by the Sykes family today; and the founders of Sitel Group still leading the organization they founded nearly three decades ago guided by their entrepreneurial mindset and people-centric values. Also, both companies have long been committed to providing their customers with innovative, best-in-class products, support and service. This dedication drives both companies’ culture with a two-pronged focus on their customers and their people.

13.	Do both SYKES and Sitel Group® customers know about the acquisition?

Yes. Press releases were sent out on the morning of June 18, 2021, announcing the transaction. Client teams from SYKES will be communicating directly with key leaders from our customers. If you have a customer asking questions that go beyond what is covered in the press release or in this FAQ, please contact your direct manager or someone in Human Resources for additional support. At no point should you speculate or comment beyond what has been approved for external communication.

All media requests should be directed to:

•	Jesse Himsworth with SYKES

14.	My customers are calling and asking me questions. What can I tell them?

Until the proposed transaction is completed, it is “business as usual.” You can rely on the press release and this FAQ for appropriate information. First and foremost, our top priority is to continue to provide customers with consistent, high-quality service and support.  At no point should you speculate or comment beyond what has been approved for external communication.

All media requests should be directed to:

•	Jesse Himsworth with SYKES

15.	What would a combined product and service portfolio look like and how much overlap is there? How will product strategy be determined under the combined company?

The combined company’s complementary product suites will create a more competitive company that is positioned for growth through a broad solution offering.

No product decisions have been determined at this time. Once the transaction is completed, a thorough process involving both companies’ product and strategy teams will begin to develop go-forward plans. When we have further information, we will let you know when you can expect a comprehensive product integration strategy from these teams. Our strategy will not simply be focused on integration; we will also seek to create new opportunities that will benefit our customers and drive our growth.

16.	How will the combination impact service delivery?

Customers will not experience any impact to their service delivery at this time. Once the acquisition is closed, senior management in partnership with the client management teams from both companies will begin a comprehensive process to review any future customer integration or consolidation plans.

17.	What if a member of the media or an analyst contacts me?

If a member of the press or an industry analyst contacts you, direct them to one of the following:

SYKES media contact:

Jesse Himsworth

Sykes Enterprises, Inc.

(801) 937-6996

Jesse.Himsworth@sykes.com

SYKES analyst relations contact:

Kourtney Barnes

Sykes Enterprises, Inc.

(617) 937-6996

kourtney.l.barnes@sykes.com

Forward-Looking Statements

Certain information contained in this Communication constitutes “forward-looking statements.” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding possible or assumed future results of operations of SYKES, the expected completion and timing of the proposed merger and other information relating to the proposed merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and other words or expressions of similar meaning or import are intended to identify forward-looking statements. Such forward-looking statement are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from SYKES’ expectations as a result of a variety of factors. Forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which SYKES is unable to predict or control and which may cause SYKES’ actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements in relation to the proposed merger. SYKES disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments. Risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements and as it relates to the proposed merger include, but are not limited to:

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the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including those circumstances in which the Company would be required to pay a termination fee;

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the failure of the parties to satisfy conditions precedent to the completion of the proposed merger, including the failure to obtain the requires approvals of SYKES’ shareholders for the proposed merger or the transaction parties’ failure to obtain necessary regulatory approvals;

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the later existence of any unanticipated difficulties or expenses related to the proposed merger, including the disruption of any existing plans or any impact on employee retention following the announcement of the proposed merger;

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the risk that regulatory or other approvals are delayed or are subject to terms and conditions not otherwise anticipated, or that the proposed merger may not be otherwise completed in a timely manner or at all;

•	the impact of any response to the announcement and pendency of the merger by customers, business partners, service providers or other government regulators;

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the commencement of any legal proceedings or the entry of any judgments or settlements, including any lawsuits that may be filed against the Company, its board of directors, executive officers or other individuals following the announcement of the proposed merger; and

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and the risks, uncertainties, and other factors detailed from time to time in SYKES’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed or furnished with the Securities and Exchange Commission.

SYKES assumes no obligation to update any forward-looking statement contained in this communication.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a proxy statement (the “Proxy Statement”) and mail the proxy statement to its shareholders. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS, WHEN THEY BECOME AVAILABLE, AND ANY RELATED AMENDMENTS OR SUPPLEMENTS, EACH AS FILED WITH THE SEC. EACH OF THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents (when available) that the Company files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at http://investor.sykes.com/company/investors/financial-reports-and-filings/sec-filings/default.aspx.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of the Company in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement described above when it is filed with the SEC. Additional information regarding the Company’s directors and executive officers is also included in the Company’s proxy statement for its 2021 Annual Meeting of Shareholders, which was filed with the SEC on April 16, 2021. If the holdings of the Company’s securities change from the amounts provided in the proxy statement for its 2021 Annual Meeting of Shareholders, or from the amounts provided in the Proxy Statement, such changes will be set forth in SEC filings on Forms 3, 4 and 5. These documents are available free of charge as described above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.